As filed with the U.S. Securities and Exchange Commission on May 4, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EXPRESS SCRIPTS HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	45-2884094
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Express Way

St. Louis, MO 63121

(Address, including zip code, of registrant’s principal executive offices)

Express Scripts Holding Company 2016 Long-Term Incentive Plan

(Full title of the Plan)

Martin P. Akins, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Express Scripts Holding Company

One Express Way

St. Louis, MO 63121

(314) 996-0900

(Name, address and telephone number of agent for service)

With a copy to:

Howard Ellin

Kenneth Wolff

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	33,000,000 shares	$73.0725	$2,411,392,500	$242,827.22(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock (as defined herein) as may be necessary to be offered or issued pursuant to anti-dilution provisions of the Express Scripts Holding Company 2016 Long-Term Incentive Plan.
(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Express Scripts Holding Company’s Common Stock as reported on the Nasdaq Global Select Market on May 3, 2016.
(3)	Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee payable hereunder has been offset by previously paid filing fees as follows: (a) on October 6, 2011, the Registrant filed a Registration Statement on Form S-4, File Number 333-177187, and paid a filing fee of $2,970,281.90. The offering was completed on April 2, 2012, following the consummation of the mergers contemplated by the Agreement and Plan of Merger dated as of July 20, 2011, as amended on November 7, 2011, by and among Express Scripts, Inc., Medco Health Solutions, Inc., the Registrant, Aristotle Merger Sub, Inc. and Plato Merger Sub, Inc.; upon completion of such mergers, there were unsold shares remaining for which a filing fee of $245,852.12 had been paid that may be used as an offset against future filings; and (b) in connection with the filing of this Registration Statement, the total filing fee of $242,827.22 is hereby offset by the unused portion of the filing fees paid in (a) above.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Express Scripts Holding Company 2016 Long-Term Incentive Plan, which is covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, unless otherwise specified or the context requires otherwise, we use the terms the “Registrant,” “we,” “us” and “our” to refer to Express Scripts Holding Company and its subsidiaries.

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant under File No. 001-35490 (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the U.S. Securities and Exchange Commission (the “Commission”), which are deemed not to be incorporated by reference into this Registration Statement):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 16, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on April 25, 2016;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on March 21, 2016, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Current Reports on Form 8-K filed on January 15, 2016, February 22, 2016, February 25, 2016, February 26, 2016, February 29, 2016, March 10, 2016 and May 4, 2016; and

•	the description of our Common Stock, par value $0.01 per share (the “Common Stock”) from our prospectus contained in the Registration Statement on Form S-4 (File No. 333-177187), as amended, under the heading, “Description of New Express Scripts Capital Stock,” as updated by our Current Report on Form 8-K filed on April 2, 2012, under the heading, “Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year,” including any further amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions of the our Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of the Common Stock offered hereby have been passed upon by Martin P. Akins, Esq., Senior Vice President, General Counsel and Corporate Secretary of the Registrant, whose opinion is contained in Exhibit 5.1.

Mr. Akins is paid a salary and bonus by the Registrant, participates in certain employee benefit plans of the Registrant and beneficially owns shares of Common Stock, restricted stock units, options to purchase shares of Common Stock, performance shares, and phantom shares of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved by reason of the fact that he or she served or is serving in these capacities, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action or suit made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, as amended, (the “Bylaws”), the Registrant will indemnify directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended.

Where the indemnification provided for in the Bylaws is held by a court to be unavailable to a director or officer in whole or in part, the Registrant may be required to contribute to the payment of such director’s or officer’s costs, charges and expenses (including attorneys’ fees) and amounts paid in settlement with respect to any action, suit or proceeding under certain circumstances set forth in the Bylaws.

Additionally, the Registrant has entered into separate indemnification agreements with each of its directors and executive officers (including the Registrant’s named executive officers), requiring it to indemnify such persons to the fullest extent permitted by the laws of the State of Delaware. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 4th day of May, 2016.

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ Timothy Wentworth
Timothy Wentworth, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Timothy Wentworth, Eric R. Slusser and Martin P. Akins and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the U.S. Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Timothy Wentworth Timothy Wentworth	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2016

/s/ Eric R. Slusser Eric R. Slusser	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 4, 2016

/s/ Christopher McGinnis Christopher McGinnis	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 4, 2016

/s/ George Paz George Paz	Chairman of the Board of Directors	May 4, 2016

/s/ Maura C. Breen Maura C. Breen	Director	May 4, 2016

/s/ William J. DeLaney William J. DeLaney	Director	May 4, 2016

/s/ Elder Granger Elder Granger	Director	May 4, 2016

/s/ Nicholas J. LaHowchic Nicholas J. LaHowchic	Director	May 4, 2016

/s/ Thomas P. Mac Mahon Thomas P. Mac Mahon	Director	May 4, 2016

/s/ Frank Mergenthaler Frank Mergenthaler	Director	May 4, 2016

/s/ Woodrow A. Myers, Jr. Woodrow A. Myers, Jr.	Director	May 4, 2016

/s/ Roderick A. Palmore Roderick A. Palmore	Director	May 4, 2016

/s/ William L. Roper William L. Roper	Director	May 4, 2016

/s/ Seymour Sternberg Seymour Sternberg	Director	May 4, 2016

EXHIBIT INDEX

(Express Scripts Holding Company – Commission File Number 1-35490)

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 2, 2012.

4.2	Amended and Restated Bylaws of the Registrant, as amended on March 9, 2016, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed March 10, 2016.

4.3	Express Scripts Holding Company 2016 Long-Term Incentive Plan, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Stockholders, filed March 21, 2016.

5.1	Opinion of Martin P. Akins, Esq., Senior Vice President, General Counsel and Corporate Secretary.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Martin P. Akins, Esq. (included in Exhibit 5.1).

24	Power of Attorney (included in Signature Page).